Exhibit 107.1

Calculation of Filing Fee Table

Rule 424(b)(2)
(Form Type)

Citigroup Global Markets Holdings Inc.

Citigroup Inc., as Guarantor

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	Medium-Term Senior Notes, Series N	Rule 456(b) and Rule 457(r)	600	$1,000	$600,000	0.0001476	$88.56
	Other	Citigroup Inc. Guarantee of Medium-Term Senior Notes, Series N	Rule 457(n)	--	--	--	--	--

T

he pricing supplement to which this Exhibit is attached is a final prospectus for the related offering.